Exhibit 99.1

On December 3, 2004, the Registrant issued the following press release:


           PYR ENERGY REPORTS FISCAL AUGUST 31, 2004 FINANCIAL RESULTS

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced audited financial results for its fiscal year ended August 31, 2004 ("2004"). The Company recorded increased production and revenues for the year, as well as a narrowed net loss from operations of $1,359,354, or 5 cents ($0.05) per common share, compared with a loss of $5,237,613, or 22 cents ($0.22) per common share for 2003.

     During the fiscal year ended August 31, 2004, the Company recorded $863,087 in revenues from the sale of oil and natural gas production. Net of lease operating expenses and taxes of $335,508, the Company reflected $527,579 in net revenues from oil and gas operations. During the fiscal year ended August 31, 2003, the Company recorded $195,167 in revenues from the sale of oil and natural gas production. In fiscal 2003, net of lease operating expenses and taxes of $95,334, the Company reflected $99,833 in net revenues from oil and gas operations. Net revenues from oil and gas production increased by 529% from 2003 to 2004, due in large part to the producing assets acquired from Venus Exploration and also from increased product prices. Net production for fiscal year 2004 totaled 144,123 Mcfe compared with 44,271 Mcfe for 2003, resulting in an increase of 326%. The Venus acquisition, recorded as a purchase transaction in May 2004, resulted in only four months of production and revenue being recorded during 2004.

     In addition to the revenues generated from production, the Company also received $1,881,585 in proceeds from the sale of exploration projects to outside industry partners. All of the above proceeds were credited to the full cost pool as of August 31, 2004, pursuant to the full cost accounting method of accounting for oil and gas activities. The receipt of these funds allows the Company to lower the capital costs associated with the exploration of significant undeveloped acreage and provides additional working capital.

     In May 2004, we acquired interests from Venus Exploration, Inc. ("Venus") in certain producing and undeveloped properties for approximately $3,230,000 (excluding acquisition expenses and subject to retention, by the Venus Exploration Trust, of a net profits interest covering the non-productive exploration projects) with estimated proved reserves of 4.78 Bcfe. This equates to $0.67 per Mcfe, with a PV-10 value of $6.94 million. The Venus assets acquired include interests in 80 non-operated wells in Utah, Oklahoma and Texas. New drilling and workovers have been conducted since the acquisition date and include two recent discoveries. As a result of the acquisition of the Venus assets, PYR has undertaken a transformation from a development stage company to a producing oil and gas company. As of August 31, 2004, net production from the acquired properties was approximately 1.42 MMcfe per day. Workovers of these existing properties increased daily production by 392 Mcfe, or approximately 42%, during the fourth quarter ended August 31, 2004.

     August 31, 2004 estimates of 'Total Proved' reserves were 5.50 Bcfe, which represents a 15% increase compared with May 31, 2004 estimates of 4.78 Bcfe. The increased estimates for 'total proved' reserves result from revisions on multiple properties including new PDP and PUD additions related to exploration drilling in the expanded Yegua trend of south Texas. For the year ended August 31, 2004, proved developed producing reserves are estimated at 2.63 Bcfe, and proved developed non-producing reserves are estimated at 1.58 Bcfe. Proved undeveloped reserves are estimated at 1.30 Bcfe. At August 31, 2004, present value, discounted at 10% ("PV-10"), is $11,043,501 for total estimated proved reserves, and $5,333,374 for estimated proved developed producing reserves, as compared with PV-10 at May 31, 2004 of $6,941,526 for estimated total proved reserves and $3,088,755 for estimated proved developed producing reserves. This increase in present value is a reflection of higher prices at fiscal year end plus reserve additions and revisions. At August 31, 2003, the Company had no 'proved' reserves on its books.

     At August 31, 2004, the Company had cash of $6,038,156, total assets of $16,310,728, current liabilities of $1,305,605, and stockholders' equity of $8,092,283, with 31,564,426 common shares outstanding.


     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region as well as the Gulf Coast of Texas. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.